N E W S R E L E A S E

(For Immediate Release)

WILLIAM MCNABB JOINS UNITEDHEALTH GROUP BOARD OF DIRECTORS

MINNEAPOLIS (Feb. 15, 2018) - The board of directors of UnitedHealth Group (NYSE: UNH) announced F. William McNabb III has joined the board.

Stephen J. Hemsley, executive chairman of the board of directors of UnitedHealth Group, said: “Bill McNabb is a deeply thoughtful executive - a champion of corporate governance and stewardship practices that create long-term shareholder value. He has a strong background in applying technology and data analytics to better serve consumers and advance modern business practices. Bill has broad experience with complex global business organizations, in addition to remarkable skills and experience in finance and capital markets. His career-long focus on service and market-leading innovation aligns well with the culture and values of UnitedHealth Group, and his collaborative style will be a great fit with our board of directors.”

Mr. McNabb, 60, is chairman of the board of Vanguard, the world’s largest mutual funds manager. He joined Vanguard in 1986, served as CEO from 2008 through 2017, and became chairman of the board in 2010. Mr. McNabb also served as a managing director of Vanguard from 1995 to 2008. Mr. McNabb is active elsewhere in the investment management industry and serves as the vice-chairman of the Investment Company Institute’s board of governors. He is chairman of the board of the Zoological Society of Philadelphia, a board member of CECP: The CEO Force for Good, and serves on the Wharton Leadership Advisory Board.

About UnitedHealth Group
UnitedHealth Group (NYSE: UNH) is a diversified health and well-being company dedicated to helping people live healthier lives and helping make the health system work better for everyone. UnitedHealth Group offers a broad spectrum of products and services through two distinct platforms: UnitedHealthcare, which provides health care coverage and benefits services; and Optum, which provides information and technology-enabled health services. For more information, visit UnitedHealth Group at www.unitedhealthgroup.com or follow @UnitedHealthGrp on Twitter.

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CONTACT:
Media:	Tyler Mason
Vice President
UnitedHealth Group
424-333-6122